Exhibit 99.2

HealthSouth and EHHI Unaudited Pro Forma Condensed Combined Financial Information

On December 31, 2014, HealthSouth Corporation (the “Company” or “HealthSouth”) completed its acquisition of EHHI Holdings, Inc. (“EHHI”) and its Encompass Home Health and Hospice business (“Encompass”). In the acquisition, HealthSouth acquired, for cash, all of the issued and outstanding equity interests of EHHI, other than equity interests contributed to HealthSouth Home Health Holdings, Inc. (“Holdings”), a subsidiary of HealthSouth and now indirect parent of EHHI, by certain sellers in exchange for shares of common stock of Holdings. These certain sellers were members of Encompass management, including April Anthony, the Chief Executive Officer of Encompass. These sellers contributed a portion of their shares of common stock of EHHI, valued at approximately $64.5 million, in exchange for shares of common stock of Holdings. As a result of that contribution, they hold approximately 16.7% of the outstanding common stock of Holdings, while HealthSouth owns the remainder. In addition, Ms. Anthony and certain other employees of Encompass entered into amended and restated employment agreements, each agreement having an initial term of three years.
Initially, HealthSouth drew $375 million under its term loan facilities and $325 million under its revolving credit facility to fund the cash purchase price in the acquisition. The total cash consideration delivered at closing was $695.5 million. In January 2015, the Company issued an additional $400 million of its existing 5.75% Senior Notes due 2024 at a price of 102% of the principal amount and used $250 million of the net proceeds to repay borrowings under its term loan facilities, with the remaining net proceeds used to repay borrowings under its revolving credit facility.
The unaudited pro forma condensed combined financial information presented below is derived from the historical financial statements of HealthSouth and EHHI, adjusted to give effect to the acquisition and its funding. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and the respective historical financial information from which it was derived, which includes the Company’s Form 10-K for the year ended December 31, 2014 (the “2014 Form 10-K”).
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 gives effect to the acquisition and its funding as if they had occurred on January 1, 2014. The pro forma adjustments have been made solely for informational purposes. The actual results reported by the combined company in periods following the acquisition may differ significantly from that reflected in this unaudited pro forma condensed combined statement of operations for a number of reasons, including but not limited to cost savings from operating efficiencies, synergies, and the impact of the incremental costs incurred in integrating the two companies. As a result, the pro forma condensed combined financial information is not intended to represent and does not purport to be indicative of what the combined company’s results of operations would have been had the acquisition and its funding been completed on January 1, 2014. In addition, the pro forma condensed combined financial information does not purport to project the future results of operations of the combined company. In the opinion of management, all necessary adjustments to the unaudited pro forma financial information have been made.
The pro forma condensed combined financial information is based on various assumptions, which are described in the accompanying notes presented on the following pages. Pro forma adjustments are those that are directly attributable to the acquisition, are factually supportable, and are expected to have a continuing impact on the consolidated results. The unaudited pro forma condensed combined financial information does not reflect any cost savings from operating efficiencies or synergies that could result from the acquisition.
Because the acquisition of Encompass was completed on December 31, 2014, Encompass is included in the historical balance sheet of HealthSouth as of December 31, 2014. Therefore, a pro forma balance sheet as of December 31, 2014 is not included.

Unaudited Pro Forma Condensed Combined Statement of Operations

	For the Year Ended December 31, 2014
	Historical			Pro Forma Adjustments
	HealthSouth	EHHI	Adjustments for Consistent Presentation	Acquisition Related Debt Transactions	Allocation of Acquisition Consideration	Pro Forma Combined
	(In Millions, Except Per Share Data)
Net operating revenues	$2,405.9	$368.9	$—	$—	$—	$2,774.8
Less: Provision for doubtful accounts	(31.6)	—	(1.6)	—	—	(33.2)
Net operating revenues less provision for doubtful accounts	2,374.3	368.9	(1.6)	—	—	2,741.6
Operating expenses:
Salaries and benefits	1,161.7	—	272.6	—	(14.3)	1,420.0
General and administrative salaries	—	81.3	(81.3)	—	—	—
Cost of sales	—	175.0	(175.0)	—	—	—
Other operating expenses	351.6	73.0	(29.4)	—	(11.7)	383.5
Occupancy costs	41.6	—	6.1	—	—	47.7
Supplies	111.9	—	5.7	—	—	117.6
General and administrative expenses	124.8	—	0.2	—	(2.9)	122.1
Depreciation and amortization	107.7	5.4	1.8	—	5.4	120.3
Government, class action, and related settlements	(1.7)	—	—	—	—	(1.7)
Professional fees - accounting, tax, and legal	9.3	—	—	—	—	9.3
Total operating expenses	1,906.9	334.7	0.7	—	(23.5)	2,218.8
Loss on early extinguishment of debt	13.2	2.8	—	(2.8)	—	13.2
Interest expense and amortization of debt discounts and fees	109.2	8.7	—	17.6	—	135.5
Other income	(31.2)	0.5	(0.5)	—	—	(31.2)
Equity in net income of nonconsolidated affiliates	(10.7)	—	—	—	—	(10.7)
Income from continuing operations before income tax expense	386.9	22.2	(1.8)	(14.8)	23.5	416.0
Provision for income tax expense	110.7	9.2	(0.7)	(5.9)	9.4	122.7
Income from continuing operations	276.2	13.0	(1.1)	(8.9)	14.1	293.3
Less: Net income attributable to noncontrolling interest	(59.7)	—	—	—	(4.7)	(64.4)
Net income from continuing operations attributable to HealthSouth	216.5	13.0	(1.1)	(8.9)	9.4	228.9
Less: Convertible perpetual preferred stock dividends	(6.3)	—	—	—	—	(6.3)
Net income from continuing operations attributable to HealthSouth common shareholders	$210.2	$13.0	$(1.1)	(8.9)	9.4	$222.6

Weighted average common shares outstanding:
Basic	86.8					86.8
Diluted	100.7					100.7

Earnings per common share from continuing operations attributable to HealthSouth common shareholders:
Basic	$2.40					$2.53
Diluted	$2.24					$2.37

The accompanying notes are an integral part of this unaudited condensed combined financial information.

Notes to Unaudited Condensed Combined Pro Forma Financial Information

Note 1 - Basis of Presentation
The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and presents the pro forma combined financial information based upon the historical audited financial statements for the year ended December 31, 2014. Certain adjustments have been made to the historical financial statements of EHHI to conform to the presentation and accounting policies of HealthSouth. See Note 2, Unaudited Pro Forma Adjustments.
The accompanying unaudited pro forma condensed combined statement of operations gives effect to HealthSouth’s acquisition of Encompass as if it had been consummated on January 1, 2014. The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and does not purport to represent what the actual consolidated results of operations of the combined entity would have been had the acquisition and its funding occurred on the date assumed, nor are they indicative of the combined entity’s future consolidated results of operations. In addition, the unaudited condensed combined pro forma financial information does not reflect any cost savings from operating efficiencies or synergies that could result from the acquisition.
Note 2 - Unaudited Pro Forma Adjustments
Adjustments for Consistent Presentation
Adjustments for consistent presentation for the year ended December 31, 2014 are as follows (in millions):

	Cost of Sales	General and Administrative Salaries	Other Operating Expenses	Other	Total Adjustments for Consistent Presentation
Net operating revenues	$—	$—	$—	$—	$—
Less: Provision for doubtful accounts	—	—	—	(1.6)	(1.6)
Net operating revenues less provision for doubtful accounts	—	—	—	(1.6)	(1.6)
Operating expenses:
Salaries and benefits	158.7	79.9	34.0	—	272.6
General and administrative salaries	—	(81.3)	—	—	(81.3)
Cost of sales	(175.0)	—	—	—	(175.0)
Other operating expenses	10.6	1.2	(40.1)	(1.1)	(29.4)
Occupancy costs	—	—	6.1	—	6.1
Supplies	5.7	—	—	—	5.7
General and administrative expenses	—	0.2	—	—	0.2
Depreciation and amortization	—	—	—	1.8	1.8
Total operating expenses	—	—	—	0.7	0.7
Other income	—	—	—	(0.5)	(0.5)
Income from continuing operations before income tax expense	—	—	—	(1.8)	(1.8)
Provision for income tax expense	—	—	—	(0.7)	(0.7)
Income from continuing operations	$—	$—	$—	$(1.1)	$(1.1)
The unaudited pro forma condensed combined statement of operations includes the above reclassification adjustments to conform the EHHI statement of operations to HealthSouth’s presentation. Amounts in the “other” column represent adjustments to:

•	reclassify the provision for doubtful accounts from other operating expenses to a reduction from net operating revenues;

Notes to Unaudited Condensed Combined Pro Forma Financial Information

•	adjust the historical amortization of EHHI’s licenses; EHHI did not amortize these intangible assets while HealthSouth has assigned a 10-year life to them;

•	reclassify management fees associated with EHHI’s former equity holders and non-income related tax amounts from other income to other operating expenses; and

•	provide for income taxes on these adjustments using HealthSouth’s historical effective income tax rate of 40%.
Adjustments for Acquisition Related Debt Transactions
Adjustments for acquisition related debt transactions for the year ended December 31, 2014 are as follows (in millions):

	Term Loan Facilities	Revolving Credit Facility	5.75% Senior Notes due 2024	Encompass Debt	Total Adjustments for Acquisition Related Debt
Interest expense and amortization of debt discounts and fees	$3.5	$2.8	$19.7	$(8.4)	$17.6
The unaudited pro forma condensed combined statement of operations includes the above adjustments for interest expense related to HealthSouth’s funding of the Encompass acquisition. As discussed above, in December 2014, HealthSouth drew $375 million under its term loan facilities and $325 million under its revolving credit facility to fund the acquisition of Encompass. In January 2015, HealthSouth issued an additional $400 million of its 5.75% Senior Notes due 2024 at a price of 102% of the principal amount and used $250 million of the net proceeds to repay borrowings under its term loan facilities, with the remaining net proceeds used to repay borrowings under its revolving credit facility.
Interest rates used in these adjustments represent HealthSouth’s current effective interest rates on the above borrowings as follows:

•	term loan facilities - 2.7%

•	revolving credit facility - 2.0%

•	senior notes - 5.8%, inclusive of financing costs
Each 0.125% variance in the assumed interest rate of the term loan facilities and revolving credit facility would change pro forma interest expense by (in millions):

Year Ended December 31, 2014
Term loan facilities	$0.2
Revolving credit facility	0.2
$0.4
At closing, HealthSouth repaid all outstanding debt, excluding capital lease obligations, of Encompass. Therefore, interest expense and any losses on early extinguishment of debt associated with the historical borrowings of EHHI were eliminated for purposes of this pro forma presentation.
The income tax impact of these interest expense adjustments was estimated using an income tax rate of 40% and resulted in a reduction to income tax expense of $5.9 million for the year ended December 31, 2014 for the combined entity.
See Note 8, Long-term Debt, to the financial statements accompanying the 2014 Form 10‑K.

Notes to Unaudited Condensed Combined Pro Forma Financial Information

Adjustments for Allocation of Acquisition Consideration
Adjustments for the allocation of acquisition consideration for the year ended December 31, 2014 are as follows (in millions):

	Stock Compensation	Depreciation and Amortization	Transaction Costs	Other	Total Adjustments for Allocation of Acquisition Consideration
Operating expenses:
Salaries and benefits	$—	$—	$—	$(14.3)	$(14.3)
Other operating expenses	—	—	(11.3)	(0.4)	(11.7)
General and administrative expenses	6.4	—	(9.3)	—	(2.9)
Depreciation and amortization	—	5.4		—	5.4
Total operating expenses	6.4	5.4	(20.6)	(14.7)	(23.5)
Other income	—	—	—	—	—
Income from continuing operations before income tax expense	(6.4)	(5.4)	20.6	14.7	23.5
Provision for income tax expense	(2.5)	(2.2)	8.2	5.9	9.4
Income from continuing operations	(3.9)	(3.2)	12.4	8.8	14.1
Less: Net income attributable to noncontrolling interest	—	—	—	(4.7)	(4.7)
Net income from continuing operations attributable to HealthSouth	$(3.9)	$(3.2)	$12.4	$4.1	$9.4
Amounts in the above table are preliminary estimates for the following:

•
Stock compensation - In conjunction with this acquisition, HealthSouth granted stock appreciation rights (“SARs”) based on Holdings’ common stock to certain members of Encompass management at closing on December 31, 2014. HealthSouth granted 122,976 SARs that vest based on continued employment and an additional 129,124 SARs that vest based on continued employment and the extent of Encompass’ attainment of a target 2017 specified performance measure. In general terms, half of the SARs of each type will vest on December 31, 2018 with the remainder vesting on December 31, 2019. The SARs that ultimately vest will expire on the tenth anniversary of the grant date or within a specified period following any earlier termination of employment. Upon exercise, each SAR must be settled for cash in the amount by which the per share fair value of Holdings’ common stock on the exercise date exceeds the agreed upon per share fair value on the acquisition date. The fair value of Holdings’ common stock is determined using the product of the trailing 12-month specified performance measure for Holdings and a specified median market price multiple based on a basket of public home health companies. Amounts in the above table include HealthSouth’s estimate of expense expected to be recorded for these awards. This estimate includes many assumptions related to pricing and volume, operating expenses, discount factors, tax rates, etc. Changes in economic and operating conditions impacting these assumptions could result in a different amount recorded in the future, and such differences could be material.

Amounts in the above table also include restricted stock awards assumed to have been granted to members of Encompass management during the periods presented. For information regarding HealthSouth’s share-based payments, see Note 13, Share-Based Payments, to the financial statements accompanying the 2014 Form 10‑K.

•
Depreciation and amortization - Amounts included in the above table represent adjustments to depreciation and amortization expense based upon the estimated fair values of the property and equipment and definite-lived intangible assets acquired in the acquisition using their estimated remaining useful lives.

Notes to Unaudited Condensed Combined Pro Forma Financial Information

•
Transaction costs - Amounts included in the above table represent the direct incremental costs of the acquisition that are reported in the historical statements of operations of HealthSouth and EHHI and must be eliminated from the pro forma statement of operations of the combined entity.

•
Other - Amounts included in the above table primarily include the elimination of management fees paid to EHHI’s former equity holders, transaction bonuses paid to Encompass employees, and the impact of noncontrolling interests.